Exhibit 25.2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY UNDER THE

TRUST INDENTURE ACT OF 1939 OF A CORPORATION

DESIGNATED TO ACT AS TRUSTEE

Check if an Application to Determine Eligibility of

a Trustee Pursuant to Section 305(b)(2)  ☐

U.S. BANK NATIONAL ASSOCIATION

(Exact name of trustee as specified in its charter)

31-0841368

(I.R.S. Employer Identification No.)

800 Nicollet Mall Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Felicia Powell

U.S. Bank National Association

1349 West Peachtree Street

Suite 1050

Atlanta, Georgia 30309

(404) 898-8828

(Name, address and telephone number of agent for service)

THE PHOENIX COMPANIES, INC.

(exact name of obligor as specified in its charter)

Delaware	06-1599088
(State or other jurisdiction of incorporation or organization)	(I.RS. Employer Identification No.)

One American Row Hartford, Connecticut	06102-5056
(Address of principal executive offices)	(Zip Code)

Subordinated Debt Securities

(Title of the indenture securities)

Item 1.	General information.

Furnish the following information as to the trustee-

(a)	Name and address of each examining or supervising authority to which it is subject.

Comptroller of the Currency

Washington, D.C.

Federal Deposit Insurance Company

Washington, D.C.

The Board of Governors of the Federal Reserve System

Washington, D.C.

(b)	Whether it is authorized to exercise corporate trust powers.

Yes.

Item 2.	Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

Items 3.-15.	Items 3 – 15 are not applicable because, to the best of the knowledge of U.S. Bank National Association (the “Trustee”), the obligor is not in default under any Indenture for which the Trustee acts as Trustee.

Item 16.	List of Exhibits.

List below all exhibits filed as a part of this statement of eligibility; provided that exhibits identified in parentheses are filed with the Commission and are incorporated herein by reference as exhibits hereto pursuant to Rule 7a-29 under the Trust Indenture Act of 1939, as amended, and 17 C.F.R. 229.10(d).

1.	A copy of the articles of association of the Trustee as now in effect. (Exhibit 25.1 to Amendment No. 2 to Form S-4, Registration Number 333-128217, filed by Revlon Consumer Products Corp.)

2.	A copy of the certificate of authority of the Trustee to commence business, is contained in the articles of association referred to in Paragraph 1 above.

3.	A copy of the authorization of the Trustee to exercise corporate trust powers. (Exhibit 25.1 to Form S-3ASR, Registration Number 333-155592, filed by ONEOK, Inc.)

4.	A copy of the existing by-laws of the Trustee as now in effect. (Attached as Exhibit 4)

5.	A copy of each indenture referred to in Item 4, if the obligor is in default.

Not Applicable.

6.	The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939, attached as Exhibit 6.

7.	A copy of the latest report of condition of the Trustee published pursuant to law or the requirements of its supervising or examining authority as of the close of business on March 31, 2009, attached as Exhibit 7.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939 the trustee, U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility and qualification to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Atlanta, State of Georgia, on the 16th day of June, 2009.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Felicia Powell
Felicia Powell
Assistant Vice President

Exhibit 4

BY-LAWS OF THE TRUSTEE

AMENDED AND RESTATED

BYLAWS

OF

U.S. BANK NATIONAL ASSOCIATION

ARTICLE I.

MEETINGS OF SHAREHOLDERS

Section 1.	Annual Meeting

The annual meeting of the shareholders, for the election of directors and the transaction of other business, shall be held at a time and place as the Chairman or President may designate.

Section 2.	Special Meetings

Special meetings of shareholders may be called and held at such times and upon such notice as is specified in the Articles of Association.

Section 3.	Quorum

A majority of the outstanding capital stock represented in person or by proxy shall constitute a quorum of any meeting of the shareholders, unless otherwise provided by law, but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held as adjourned without further notice.

Section 4.	Inspectors

The Board of Directors may, and in the event of its failure so to do, the Chairman of the Board may appoint Inspectors of Election who shall determine the presence of quorum, the validity of proxies, and the results of all elections and all other matters voted upon by shareholders at all annual and special meetings of shareholders.

Section 5.	Voting

In deciding on questions at meetings of shareholders, except in the election of directors, each shareholder shall be entitled to one vote for each share of stock held. A majority of votes cast shall decide each matter submitted to the shareholders, except where by law a larger vote is required. In all elections of directors, each shareholder shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of his shares equal, or to distribute them on the same principle among as many candidates as he shall think fit.

Section 6.	Waiver and Consent

The shareholders may act without notice or a meeting by a unanimous written consent by all shareholders.

ARTICLE II.

BOARD OF DIRECTORS

Section 1.	Term of Office

The directors of this Association shall hold office for one year and until their successors are duly elected and qualified.

Section 2.	Number

As provided in the Articles of Association, the Board of this Association shall consist of not less than five nor more than twenty-five members. At any meeting of the shareholders held for the purpose of electing directors, or changing the number thereof, the number of directors may be determined by a majority of the votes cast by the shareholders in person or by proxy. Any vacancy occurring in the Board shall be filled by the remaining directors. Between meetings of the shareholders held for the purpose of electing directors, the Board by a majority vote of the full Board may increase the size of the Board by not more than four directors in any one but not to more than a total of twenty-five directors, and fill any vacancy so created in the Board. All directors shall hold office until their successors are elected and qualified.

Section 3.	Regular Meetings

The organizational meeting of the Board of Directors shall be held as soon as practicable following the annual meeting of shareholders at such time and place as the Chairman or President may designate. Other regular meetings of the Board of Directors shall be held quarterly at such time and place as may be designated in the notice of the meeting. When any regular meeting of the Board falls on a holiday, the meeting shall be held on the next banking business day, unless the Board shall designate some other day.

Section 4.	Special Meetings

Special meetings of the Board of Directors may be called by the Chairman of the Board of the Association, or at the request of three or more Directors. Notice of the time, place and purposes of such meetings shall be given by letter, by telephone, in person, by facsimile, by electronic mail or other reasonable manner to every Director.

Section 5.	Quorum

A majority of the entire membership of the Board shall constitute a quorum of any meeting of the Board.

Section 6.	Necessary Vote

A majority of those Directors present and voting at any meeting of the Board of Directors shall decide each matter considered, except where otherwise required by law or the Articles or Bylaws of this Association.

Section 7.	Compensation

Directors, excluding full-time employees of the Bank, shall receive such reasonable compensation as may be fixed from time to time by the Board of Directors.

ARTICLE III.

OFFICERS

Section 1.	Who Shall Constitute

The Officers of the Association shall be a Chairman of the Board, Chief Executive Officer, a President, a Secretary, and other officers such as Vice Chairman of the Board, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, Trust Officers, Assistant Trust Officers, Controller, and Assistant Controller, as the Board may appoint from time to time. The Board may choose to delegate authority to elect officers other than the Chairman, Chief Executive Officer, President, Secretary, Vice Chairman and Executive Vice Presidents, to the Chief Executive Officer or President. Any person may hold two offices. The Chief Executive Officer and the President shall at all times be members of the Board of Directors.

Section 2.	Term of Office

All officers shall be elected for and shall hold office until their respective successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal from office, subject to the right of the Board of Directors in its sole discretion to discharge any officer at any time.

Section 3.	Chairman of the Board

The Chairman of the Board shall have general executive powers and duties and shall perform such other duties as may be assigned from time to time by the Board of Directors. He shall, when present, preside at all meetings of the shareholders and directors and shall be ex officio a member of all committees of the Board.

Section 4.	Chief Executive Officer

The Chief Executive Officer, who may also be the Chairman or the President, shall have general executive powers and duties and shall perform such other duties as may be assigned from time to time by the Board of Directors.

Section 5.	President

The President shall have general executive powers and duties and shall perform such other duties as may be assigned from time to time by the board of Directors. In addition, if designated by the Board of Directors, the President shall be the Chief Executive Officer and shall have all the powers and duties of the Chief Executive Officer, including the same power to name temporarily a Chief Executive Officer to serve in the absence of the President if there is a vacancy in the position of the chairman or in the event of the absence or incapacity of the Chairman.

Section 6.	Vice Chairmen of the Board

The Board of Directors shall have the power to elect one or more Vice Chairmen of the Board of Directors. Any such Vice Chairman of the Board shall participate in the formation of the policies of the Association and shall have such other duties as may be assigned to him from time to time by the Chairman of the Board or by the Board of Directors.

Section 7.	Other Officers

The Secretary and all other officers appointed by the Board of Directors shall have such duties as defined by law and as may from time to time be assigned to them by the Chief Executive Officer or the Board of Directors.

ARTICLE IV.

COMMITTEES

Section 1.	Compensation Committee

The duties of the Compensation Committee of the Association shall be carried out by the Compensation Committee of the financial holding company that is the parent of this Association.

Section 2.	Committee on Audit

The duties of the Audit Committee of the Association shall be carried out by the Audit Committee of the financial holding company that is the parent of this Association.

Section 3.	Trust Risk Management Committee

The Board of Directors of this Association shall appoint a Trust Risk Management Committee to provide oversight of the fiduciary activities of the Association. The Trust Risk Management Committee shall determine policies governing fiduciary activities. The Trust Risk Management Committee or such sub-committees, officers or others as may be duly designated by the Trust Risk Management Committee shall oversee the processes related to fiduciary activities to assure conformity with fiduciary policies it establishes, including ratifying the acceptance and the closing out or relinquishment of all trusts. All actions of the Trust Risk Committee shall be reported to the Board of Directors.

Section 4.	Other Committees

The Board of Directors may appoint, from time to time, other committees for such purposes and with such powers as the Board may direct.

ARTICLE V.

MINUTE BOOK

The organization papers of this Association, the Bylaws as revised or amended from time to time and the proceedings of all regular and special meetings of the shareholders and the directors shall be recorded in a minute book or books. All reports of committees required to be made to the Board shall be recorded in a minute book or shall be filed by the recording officer. The minutes of each meeting of the shareholders and the Board shall be signed by the recording officer.

ARTICLE VI.

CONVEYANCES, CONTRACTS, ETC.

All transfers and conveyances of real estate, mortgages, and transfers, endorsements or assignments of stock, bonds, notes, debentures or other negotiable instruments, securities or personal property shall be signed by any elected or appointed officer.

All checks, drafts, certificates of deposit and all funds of the Association held in its own or in a fiduciary capacity may be paid out by an order, draft or check bearing the manual or facsimile signature of any elected or appointed officer of the Association.

All mortgage satisfactions, releases, all types of loan agreements, all routine transactional documents of the Association, and all other instruments not specifically provided for, whether to be executed in a fiduciary capacity or otherwise, may be signed on behalf of the Association by any elected or appointed officer thereof.

The Secretary or any Assistant Secretary of the Association or other proper officer may execute and certify that required action or authority has been given or has taken place by resolution of the Board under this Bylaw without the necessity of further action by the Board.

ARTICLE VII.

SEAL

The Association shall have no corporate seal.

ARTICLE VIII.

INDEMNIFICATION OF DIRECTORS,

OFFICERS, AND EMPLOYEES

Section 1.	General.

The Association shall indemnify to the full extent permitted by and in the manner permissible under the Delaware General Corporation Law, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Association to provide broader indemnification rights than said law permitted the Association to provide prior to such amendment), any person made, or threatened to be made, a party to any action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (i) is or was a director, advisory director, or officer of the Association or any predecessor of the Association, or (ii) is or was a director, advisory director or officer of the Association or any predecessor of the Association and served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, advisory director, officer, partner, trustee, employee or agent at the request of the Association or any predecessor of the Association; provided, however, that the Association shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person, except for a proceeding contemplated by Section 4 of this Article VIII, only if such proceeding (or part thereof) was authorized by the Board of Directors.

Section 2.	Advancement of Expenses.

The right to indemnification conferred in this Article VIII shall be a contract right and shall include the right to be paid by the Association the expenses incurred in defending any such proceeding or threatened proceeding in advance of its final disposition, such advances to be paid by the Association within 20 days after the receipt by the Association of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director, advisory director or officer in his or her capacity as a director, advisory director or officer (and not in any other capacity in which service was or is rendered by such person while a director, advisory director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Association of an undertaking by or on behalf of such director, advisory director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director, advisory director or officer is not entitled to be indemnified under this Article VIII or otherwise.

Section 3.	Procedure for Indemnification.

To obtain indemnification under this Article VIII, a claimant shall submit to the Association a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 3, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum, or by a majority vote of a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, or (ii) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

Section 4.	Certain Remedies.

If a claim under Section 1 of this Article VIII is not paid in full by the Association within thirty days after a written claim pursuant to Section 3 of this Article VIII has been received by the Association, or if a claim under Section 2 of this Article VIII is not paid in full by the Association within twenty days after a written claim pursuant to Section 2 of this Article VIII has been received by the Association, the claimant may at any time thereafter bring suit against the Association to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Association) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Association to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Association. Neither the failure of the Association (including its Board of Directors or Independent Counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Association (including its Board of Directors or Independent Counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 5.	Binding Effect.

If a determination shall have been made pursuant to Section 3 of this Article VIII that the claimant is entitled to indemnification, the Association shall be bound by such determination in any judicial proceeding commenced pursuant to Section 4 of this Article VIII.

Section 6.	Validity of this Article VIII.

The Association shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 4 of this Article VIII that the procedures and presumptions of this Article VIII are not valid, binding and enforceable and shall stipulate in such proceeding that the Association is bound by all the provisions of this Article VIII.

Section 7.	Nonexclusivity, etc.

The right to indemnification and the payment of expenses incurred in defending a proceeding or threatened proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Association, Bylaws, agreement, vote of shareholders or Disinterested Directors or otherwise. No repeal or modification of this Article VIII, or adoption of any provision inconsistent herewith shall in any way diminish or adversely affect the rights of any present or former director, advisory director, officer, employee or agent of the Association or any predecessor thereof hereunder in respect of any occurrence or matter arising, or of any claim involving allegations of acts or omissions occurring or arising, prior to any such repeal or modification.

Section 8.	Insurance.

The Association may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the

Association or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Association would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Association maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to whom rights to indemnification have been granted as provided in Section 9 of this Article VIII, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

Section 9.	Indemnification of Other Persons.

The Association may grant rights to indemnification, and rights to be paid by the Association the expenses incurred in defending any proceeding in advance of its final disposition, to any present or former employee or agent of the Association or any predecessor of the Association to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors, advisory directors and officers of the Association.

Section 10.	Severability.

If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 11.	Certain Definitions.

For purposes of this Article VI:

(1) “Disinterested Director” means a director of the Association who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(2) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of corporation law and shall include any such person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Association or the claimant in an action to determine the claimant’s rights under this Article VIII.

Section 12.	Notices.

Any notice, request or other communication required or permitted to be given to the Association under this Article VIII shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Association and shall be effective only upon receipt by the Secretary.

Section 13.	Payments

Notwithstanding any other provision of this Article VIII, however, (a) any indemnification payments to an institution-affiliated party, as defined at 12 USC 1813(u), for an administrative proceeding or civil action initiated by a federal banking agency, shall be reasonable and consistent with the requirements of 12 USC 1828(k) and the associated regulations; and (b) any indemnification payments and advancement of costs and expenses to an institution-affiliated party, as defined at 12 USC 1813(u), in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, shall be consistent with safe and sound banking practices.

ARTICLE IX.

AMENDMENTS

These Bylaws, or any of them, may be added to, altered, amended or repealed by the Board at any regular or special meeting of the Board.

ARTICLE X.

GOVERNING LAW

This Association designates the Delaware General Corporation Law, as amended from time to time, as the governing law for its corporate governance procedures, to the extent not inconsistent with Federal banking statutes and regulations.

March 4, 2009

Exhibit 6

CONSENT OF TRUSTEE

In accordance with Section 321(b) of the Trust Indenture Act of 1939, the undersigned, U.S. BANK NATIONAL ASSOCIATION, hereby consents that reports of examination of the undersigned by Federal, State, Territorial or District Authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.

Dated: June 16, 2009

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Felicia Powell
Felicia Powell
Assistant Vice President

Exhibit 7

REPORT OF CONDITION

(ATTACHED)

U.S. Bank National Association 425 Walnut Street Cincinnati, Ohio FDIC Certificate Number: 6548	FFIEC 031 Consolidated Report of Condition for March 31, 2009

Consolidated Report of Condition for Insured Commercial and State-Chartered Savings Banks for March 31, 2009

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Schedule RC - Balance Sheet	C400

Dollar Amounts in Thousands

ASSETS
1. Cash and balances due from depository institutions (from Schedule RC-A):	RCFD
a. Non-interest bearing balances and currency and coin	0081	6,153,540	1.a
b. Interest-bearing balances	0071	136,682	1.b
2. Securities:
a. Held-to-maturity securities (from Schedule RC-B, column A)	1754	51,490	2.a
b. Available-for-sale securities (from Schedule RC-B, column D)	1773	37,371,299	2.b
3. Federal funds sold and securities purchased under agreements to resell:	RCON
a. Federal funds sold in domestic offices	B987	3,418,378	3.a
	RCFD
b. Securities purchased under agreements to resell	B989	0	3.b
4. Loans and lease financing receivables (from Schedule RC-C):
a. Loans and leases held for sale	5369	4,654,743	4.a
b. Loans and leases, net of unearned income	B528	179,539,174	4.b
c. Allowance for loan and lease losses	3123	3,783,226	4.c
d. Loans and leases, net of unearned income and allowance	B529	175,755,948	4.d
5. Trading assets (from Schedule RC-D)	3545	1,622,240	5
6. Premises and fixed assets (including capitalized leases)	2145	2,030,136	6
7. Other real estate owned (from Schedule RC-M)	2150	757,632	7
8. Investments in unconsolidated subsidiaries and associated companies (from Schedule RC-M)	2130	117,055	8
9. Not applicable	2155	N/A	9
10. Intangible assets:			10
a. Goodwill	3163	8,406,291	10.a
b. Other intangible assets (from Schedule RC-M)	0426	3,776,164	10.b
11. Other assets (from Schedule RC-F)	2160	14,275,149	11
12. Total assets	2170	258,526,747	12

U.S. Bank National Association 425 Walnut Street Cincinnati, Ohio FDIC Certificate Number: 6548	FFIEC 031 Consolidated Report of Condition for March 31, 2009

Schedule RC - Continued

	Dollar Amounts in Thousands
13. Deposits:	RCON
a. In domestic offices:	2200	152,996,777	13.a
(1) Noninterest-bearing	6631	39,200,281	13.a.1
(2) Interest-bearing	6636	113,796,496	13.a.2
b. In foreign offices, Edge and Agreement subsidiaries, and IBFs (from Schedule RC-E, part II)	RCFN 2200	22,052,434	13.b
(1) Noninterest-bearing	6631	0	13.b.1
(2) Interest-bearing	6636	22,052,434	13.b.2
14. Federal funds purchased and securities sold under agreements to repurchase:	RCON
a. Federal funds purchased in domestic offices	B993	2,077,391	14.a
	RCFD
b. Securities sold under agreements to repurchase	B995	8,203,758	14.b
15. Trading liabilities (from Schedule RC-D)	3548	745,122	15
16. Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases) (from Schedule RC-M)	3190	34,732,595	16
17. Not applicable			17
18. Not applicable			18
19. Subordinated notes and debentures	3200	7,779,967	19
20. Other liabilities (from Schedule RC-G)	2930	6,523,925	20
21. Total liabilities	2948	235,111,969	21
22. Not applicable			22
23. Perpetual preferred stock and related surplus	3838	0	23
24. Common stock	3230	18,200	24
25. Surplus (exclude all surplus related to preferred stock)	3839	12,642,020	25
26. Not available			26
a. Retained earnings	3632	11,490,840	26.a
b. Accumulated other comprehensive income	B530	-2,387,269	26.b
c. Other equity capital components	A130	0	26.c
27. Not available			27
a. Total bank equity capital (sum of items 23 through 26.c)	3210	21,763,791	27.a
b. Noncontrolling (minority) interests in consolidated subsidiaries	3000	1,650,987	27.b
28. Total equity capital (sum of items 27.a and 27.b)	105	23,414,778	28
29. Total liabilities, minority interest, and equity capital (sum of items 21 and 28)	3300	258,526,747	29

1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2008	RCFD 6724	2	M.1
2. Bank’s fiscal year-end date	8678	1231	M.2